Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-188957), and in the Registration Statements on Form S-8 (Nos. 333-197704, 333-183123, 333-177520, 333-177517, 333-175781, 333-150643, 333-125293, 333-110020, 333-100724, 333-100723, 333-100718, 333-77817, and 033-51385) of United Technologies Corporation of our report dated February 5, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareowners, which is incorporated in this Annual Report on Form 10‑K. We also consent to the incorporation by reference of our report dated February 5, 2015 relating to the financial statement schedule, which appears on page S-I of this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Hartford, Connecticut
February 5, 2015